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                                                                    Exhibit 10.1

                Description of Amendment to Executive Bonus Plan

     In addition to base salary, Markel Corporation (the "Company") has approved a bonus plan for Senior Executive Officers in which cash bonuses are paid based on increases in the book value of the Company's Common Stock. Under the Executive Bonus Plan, bonuses for Senior Executive Officers, expressed as a percentage of base salary, are awarded based on a five-year average of the compound growth in book value per share of Common Stock. The Executive Bonus Plan is described in the Company's Proxy Statement for the Annual Meeting of Shareholders held on May 14, 2003.

     On August 21, 2003, the Compensation Committee approved an adjustment to the method of calculating book value pursuant to which book value calculations will not be adjusted to exclude the benefit of issuing equity securities before January 1, 2003 at prices above the preceding year end book value per share or to exclude the goodwill amortization costs resulting from prior transactions.